Exhibit 10.8.2

FIRST AMENDMENT
TO THE
ENCOMPASS HEALTH CORPORATION NONQUALIFIED 401(k) PLAN
(as Amended and Restated Effective January 2, 2018)

WHEREAS, Encompass Health Corporation (the “Company”) established the Encompass Health Corporation Nonqualified 401(k) Plan, which was most recently amended and restated effective January 2, 2018 (the “Plan”); and

WHEREAS, pursuant to Section 10.1 of the Plan, the Company has the authority to amend the Plan, by action of the Compensation Committee of the Board of Directors; and

WHEREAS, the Company’s Board of Directors appointed the Encompass Health Corporation Retirement Plan Committee (the “Retirement Plan Committee”) and delegated to the Retirement Plan Committee the authority to adopt Plan amendments on behalf of the Company, to the extent such amendments are necessary to comply with applicable laws, rules, or regulations or do not materially increase the cost to the Company of maintaining the Plan; and

WHEREAS, the Company wishes to amend the Plan to rename the Plan as the Encompass Health Corporation Nonqualified Retirement Plan, reflect the amendment authority given to the Retirement Plan Committee by the Company’s Board of Directors, and make other clarifying changes; and

WHEREAS, the amendments may be adopted by the Retirement Plan Committee because they do not materially increase the cost to the Company of maintaining the Plan, and the Retirement Plan Committee has considered the amendment and approved it.

NOW, THEREFORE, the Plan is hereby amended as follows effective January 1, 2021 except as otherwise noted:

1.Effective January 1, 2023, the cover page, preamble, and Section 2.1(aa) are amended to change the name of the Plan to the Encompass Health Corporation Nonqualified Retirement Plan, and all references in the Plan to the “Encompass Health Corporation Retirement Investment Plan” are changed to the “Encompass Health Corporation 401(k) Retirement Plan.”
2.The first paragraph of Section 2.1(h) (Compensation) is clarified by replacing “Compensation excludes” at the conclusion of such paragraph with “Compensation includes,” and by adding the following new paragraph at the conclusion thereof:
Amounts paid after termination of employment will be included in a Participant’s Compensation only if the Participant terminates employment after the date the applicable payroll is processed and the amount is otherwise included in Compensation for purposes of the Plan.
3.Section 2.1(o) (Eligible Employee) is clarified by adding the following sentence at the conclusion thereof:
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Notwithstanding the foregoing, an Employee is not eligible for this Plan for any Plan Year unless the Company notifies the Employee that he or she is eligible for that Plan Year.
4.Section 2.1(u)(ii), relating to service by licensed professionals, is deleted in its entirety.
5.Section 2.1(x) (Leased Employee) is clarified by replacing “Period of Service” with “period of service.”
6.Section 2.1(gg) (Termination of Employment) is clarified by adding the following sentence at the conclusion thereof:
Notwithstanding the foregoing, an Employee will be deemed to terminate employment if and only if he or she experiences a “Separation from Service” from the Employer and its Affiliates, as such term is defined in section 409A of the Code.
7.The table in Section 4.3(b) is clarified to read as follows:

Years of Vesting Service	Percentage Vested
fewer than 3 years	0%
3 or more years	100%

8.Section Article VIII is clarified by removing Sections 8.2 8.3, 8.4 and 8.6, re-designating Section 8.5 as Section 8.2, and modifying Section 8.1 to read as follows:
8.1    Retirement Plan Committee

Responsibility for administration of this Plan will be with the Retirement Plan Committee, which will be the named Plan Administrator. The Compensation Committee or the Retirement Plan Committee may appoint a Daily Administrator to administer the Plan on a daily basis. The Compensation Committee or the Retirement Plan Committee may remove the Daily Administrator with or without cause at any time. The specific powers and duties of the Retirement Plan Committee and the Daily Administrator may be set forth in a separate charter. All decisions made by the Retirement Plan Committee, the Daily Administrator, or their respective delegates on any matter within their discretion shall be final, binding, and conclusive upon all Participants and Beneficiaries, and shall be given the maximum possible deference allowed by law.

9.Effective March 1, 2020, a new subsection (d) is added to the end of Section 8.2 (Section 8.5 before this amendment) that reads as follows:
(d)    Notwithstanding any Plan provision to the contrary, the period between March 1, 2020 and sixty days after the announced end of the COVID-19 National Emergency (or such other day announced by government agencies) shall be disregarded for up to one year for purposes of determining the deadline for a Participant or Beneficiary to bring a claim or appeal for benefits under the Plan.

10.Effective February 20, 2020, Section 10.1 is amended to read as follows, to conform the Plan to resolutions approved by the Company’s Board of Directors on February 20, 2020:
10.1    Amendment

The Compensation Committee may, by resolution, in its absolute discretion, from time to time, amend, any or all of the provisions of the Plan. In addition, the Retirement Plan Committee may adopt amendments to the Plan, but only to the extent such amendments (i) are necessary to comply with applicable laws, rules or regulations, (ii) do not materially increase the cost to the Company of maintaining the Plan, or (iii) are directed by the Company. No such amendment may adversely impact the amount of benefits a Participant has accrued under the Plan at such time except to the extent required by applicable law.

11.In all other respects, the Plan shall remain unchanged.

EXECUTED this 31st day of December, 2022.

ENCOMPASS HEALTH CORPORATION

    By:     /s/ Stephen D. Leasure
        Name:    Stephen D. Leasure
        Its:    Authorized Signatory

[First Amendment to the Encompass Health Corporation Nonqualified 401(k) Plan]
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